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                                                                     EXHIBIT 4.1
                          CERTIFICATE OF DETERMINATION
             OF THE RIGHTS, PREFERENCES, PRIVILEGES, AND RESTRICTIONS OF
                          THE SERIES A PREFERRED STOCK
                                       OF
                             US-SINO GATEWAY, INC.,
                            A CALIFORNIA CORPORATION

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         WILLIAM B. TING does hereby certify that:

         1. He is the duly elected and acting President and Secretary of US-SINO GATEWAY, INC. (the "Corporation").

         2. Pursuant to the Unanimous Written Consent of the board of directors of the Corporation (the "Board of Directors") executed on January 21, 2003, the Board of Directors duly adopted that certain document titled "Restated Articles of Incorporation" that included the following provision:

                  This corporation is authorized to issue two classes of shares which shall be designated "Preferred Stock" and "Common Stock" respectively. The number of shares of Preferred Stock authorized to be issued is ten million (10,000,000) shares. The number of shares of Common Stock authorized to be issued is fifty million (50,000,000) shares. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of the series.

         3. As of the date of this Certificate of Determination, no shares of the Preferred Stock have been issued.

         4. On February 13, 2003, the Board of Directors adopted the following resolutions, fixing the number of shares constituting the Series A Preferred Stock and determining the rights, preferences, privileges and restrictions relating to the Series A Preferred Stock:

         NOW, THEREFORE, BE IT RESOLVED, the Board of Directors hereby fixes and determines the designation of, the number of shares constituting, and the rights, preferences, privileges, and restrictions relating to, the Series A Preferred Stock as follows:

         (a) The number of shares constituting Series A Preferred Stock shall be two million (2,000,000) shares.

         (b) No dividend shall be paid to holders of the outstanding common stock (the "Common Stock") of the Corporation at an annual rate greater than the annual rate at which dividends are paid to holders of the outstanding Series A Preferred Stock (based on the number of Series A Preferred Stock convertible into Common Stock on the date any such dividend is declared by the Board of Directors). Before any dividends shall be paid to holders of Common Stock of the Corporation, such dividends shall first be paid to the holders of the outstanding Series A Preferred Stock. Nothing in this provision shall require the Board of Directors to declare a dividend, which determination shall stay within the discretion of the Board of Directors, unless otherwise modified by the Bylaws of the Corporation.

         (c) In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether those assets are capital or surplus of any nature, an amount equal to ninety cents ($0.90) per share of Series A Preferred Stock, and a further amount equal to any dividends accrued and unpaid thereon, as provided in paragraph (b) above, before any payment shall be made or any assets distributed to the holders of outstanding Common Stock of the Corporation.

         If upon any liquidation, dissolution, or winding up, the assets thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to those shareholders of the full preferential amounts, then the entire assets of the Corporation to be distributed shall be distributed ratably among the holders of Series A Preferred Stock.

         A merger or sale of substantially all of the assets of the Corporation shall be deemed a liquidation for purposes of this paragraph (c).

         (d) The holders of Series A Preferred Stock shall have conversion rights as follows:

                  (1) OPTIONAL CONVERSION. Each share of Series A Preferred Stock shall be convertible into fully paid and non-assessable shares of Common Stock, at the option of the holder. The total number of shares of Common Stock into which Series A Preferred Stock may be converted will be determined by dividing the original purchase price of ninety cents ($0.90) per share by the Conversion Price. The initial Conversion Price will be ninety cents ($0.90). The Conversion Price shall be subject to adjustment from time to time as set forth in subparagraph 9, below.

                  (2) OTHER CONVERSION. The Series A Preferred Stock shall be converted into Common Stock at the conversion price then in effect upon an affirmative vote by holders of at least two-thirds (2/3) of the shares of Series A Preferred Stock then outstanding.

                  (3) MECHANICS OF OPTIONAL CONVERSION. Before any holder of Series A Preferred Stock shall be entitled to convert the same into full shares of Common Stock as provided by paragraph (d)(1), such holder shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock and shall give written notice to the Corporation that such holder elects to convert the same.

                  (4) MECHANICS OF OTHER CONVERSION. In the event of a conversion pursuant to paragraph (d)(2) above, the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to this Corporation or its transfer agent, and provided further that this Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred Stock are either delivered to this Corporation or its transfer agent as provided above, or the holder notifies this Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to this Corporation to indemnify this Corporation from any loss incurred by it in connection with such certificates.

                  (5) EFFECTIVE DATE OF CONVERSION. Any conversion made pursuant to paragraph (d)(1) shall be deemed to have been made immediately prior to close of business on the date of the surrender of the shares to be converted, or in the case of a conversion pursuant to paragraph (d)(2) on the date of the affirmative vote, and the person entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                  (6) FRACTIONAL SHARES ON CONVERSION. No fractional shares of Common Stock shall be issued upon conversion of any Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled (as determined on a certificate by certificate basis), the Corporation shall pay cash equal to the fair value of the fractional shares on the date of conversion.

                  (7) ISSUANCE OF CERTIFICATES. The Corporation shall, as soon as practical after delivery of the converted Series A Preferred Stock certificate(s), or such agreement and indemnification set forth above applicable in the case of a lost, stolen or destroyed certificate, issue and deliver at such office to such holder a certificate for the number of shares of Common Stock to which such holder shall be entitled and a check made payable to the holder in the amount of any cash amounts payable as the result of conversion into fractional shares of Common Stock.

                  (8) ADDITIONAL SHAREHOLDER RIGHTS. From and after the date of conversion pursuant to paragraph (d)(2), notwithstanding that any certificates for the shares of Series A Preferred Stock shall not have been surrendered for conversion, the shares of Series A Preferred evidenced thereby shall be deemed to be no longer outstanding, and all rights with respect thereto shall cease, except for the rights of the holder (i) to receive the shares of Common Stock to which such holder shall be entitled upon conversion thereof, (ii) to receive the amount of cash payable in respect of any fractional share of Common Stock to which such holder shall be entitled, and (iii) with respect to dividends declared but unpaid on the Series A Preferred prior to such conversion date.

                  (9) ADJUSTMENT OF CONVERSION PRICE. The Conversion Price of Series A Preferred Stock shall be subject to adjustment from time to time as follows:

                           (A) STOCK SPLIT. If the number of shares of Common
                  Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock, or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price of the Series A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of any shares of Series A Preferred Stock shall be increased in proportion to such increase of outstanding shares.

                           (B) REVERSE STOCK SPLIT. If the number of shares of
                  Common Stock outstanding at any time after the date hereof is decreased by a combination (e.g., reverse stock-split) of the outstanding shares of Common Stock, then, on the effective date of such combination, the Conversion Price of the Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of any shares of Series A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

                           (C) REORGANIZATION. In case, at any time after the
                  date hereof, of any capital reorganization, or any reclassification of the stock of this Corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of this Corporation with or into another person (other than a consolidation or merger in which this Corporation is the continuing entity and which does not result in any change in the Common Stock), the shares of Series A Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition such holder had converted its shares of Series A Preferred Stock into Common Stock. The provisions of this paragraph shall similarly apply to successive reorganizations, reclassification, consolidations, mergers, sales or other dispositions.

                           (D) CERTIFICATE AS TO ADJUSTMENTS. Upon the
                  occurrence of each adjustment or readjustment of the Conversion Price for the Series A Preferred Stock, this Corporation at its expense shall compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing the facts upon which such adjustment or readjustment is based. This Corporation shall, upon written request of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) all such adjustments and readjustments and (ii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Series A Preferred Stock.

         (e) VOTING RIGHTS. The holder of each share of Series A Preferred Stock shall have all the voting rights of holders of shares of Common Stock. The holders of Common Stock and Series A Preferred Stock shall vote together as a single class, except as otherwise required by law, the Articles, or the Bylaws. A holder of outstanding share(s) of Series A Preferred Stock will have the number of votes equal to, for each outstanding share of Series A Preferred Stock so held, the number of shares of Common Stock issuable upon conversion based upon the then existing Conversion Price, provided however that no fractional shares of stock may be voted, but instead all shares of Series A Preferred Stock for each holder shall be added and then rounded to the nearest whole share.

         (f) RESIDUAL RIGHTS. All rights accruing to the outstanding shares of the Corporation not otherwise expressly provided for shall be vested in the Common Stock.

         (g) NOTICES. Any notice to be given to any holder of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on this corporation's books.

         RESOLVED, FURTHER, that the President and the Secretary are each hereby authorized to execute, verify, and file a Certificate of Determination of Preferences in accordance with California law.

         The undersigned declares under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of his own knowledge, and that this certificate was executed on February 14, 2003 at Brea, California.



                         ----------------------------------
                         William B. Ting, President and Secretary



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